Exhibit 10.1

March 26, 2020

J. Kendall Huber

Executive Vice President, General Counsel

& Assistant Secretary

The Hanover Insurance Group, Inc.

440 Lincoln Street

Worcester, MA 01653

Dear Jay:

Let me first express, both personally and on behalf of the Board of Directors and the entire organization, our profound gratitude for all you have done for The Hanover.  While we look forward to the future under new leadership in the OGC, we will greatly miss your commitment, passion, sober and thoughtful counsel, professionalism, and strategic insight.  You were a constant and steadying force during our incredible transformation over the past twenty years.  Indeed, you helped to guide us through many challenges faced by our company, including the time period when we were without a CEO, through Hurricane Katrina, the financial crisis in 2008 and 2009, and of course the transformative purchase and sale of Chaucer.

We appreciate that you are willing to make your experience and expertise available as we transition to our new General Counsel.  Dennis is very pleased to know that he will be able to consult with you as he assumes his new responsibilities.

As previously agreed, you will continue in your current position as Executive Vice President, General Counsel & Assistant Secretary of The Hanover until Dennis assumes such responsibilities.  This is anticipated to occur on April 1, 2020, at which point your responsibilities in those roles will immediately cease and your employment with The Hanover shall terminate.  Accordingly, your last day of employment will be April 1, 2020.  However, as of such date and through July 31, 2020, you have agreed to remain available to the Company as an independent contractor, on a limited, part-time basis, in an advisory role as needed.  In this capacity, your responsibilities will include providing advice and assistance to the Partner Group, as well as rendering such other services as may be requested from time to time by the Board of Directors.

In consideration of your agreement to provide such services, you will be paid a consulting fee of $37,500 per calendar month, beginning April 1, 2020.

I am glad that we have agreed to a mutually beneficial transition plan.  We look forward to our continuing partnership and wish you a long and healthy retirement.

Sincerely,

/s/ John C. Roche
John C. Roche
President and Chief Executive Officer

ACKNOWLEDGED AND AGREED:

/s/ J. Kendall Huber
J. Kendall Huber
March 26, 2020